         EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM
                     CONTINUING OPERATIONS TO FIXED CHARGES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries
                              (Dollars in Millions)


                                        Six Months
                                       Ended June 30,                 Years Ended December 31,
                                       ---------------------------------------------------------------------------------
                                            1998           1997         1996         1995           1994          1993
                                            ----           ----         ----         ----           ----          ----
Consolidated
  Pretax Income
  from Continuing
  Operations before
  Accounting Changes &
  Extraordinary Item................     $1,359.5        $  510.2       $2,031.3      $1,765.6      $1,698.6      $  662.8

Interest from Continuing
  Operations........................        102.1           260.0          324.9         324.6         129.2          96.1


Interest Capitalized
  during the Period from
  Continuing Operations..............       (10.4)          (23.8)         (36.1)        (38.3)        (25.4)        (25.5)
                                          -------         -------        -------       -------       -------       -------



Earnings ...........................     $1,451.2        $  746.4       $2,320.1      $2,051.9      $1,802.4      $  733.4
                                          -------         -------        -------       -------       -------       -------


Fixed Charges(1)....................     $  103.8        $  264.2       $  329.6      $  324.6      $  129.2      $   96.1
                                          =======         =======        =======       =======       =======       =======


Ratio of Earnings to
  Fixed Charges.....................          14.0            2.8(2)         7.0           6.3          14.0           7.6
                                           =======         =========      ======         =====        ======       =======





(1)Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

(2)Included in the 1997 earnings is a noncash charge of $2,443 million due to an asset impairment. See notes to consolidated condensed financial statements. If the asset impairment charge had not occurred, the ratio of earnings to fixed charges would have been 12.1.